                                                                     EXHIBIT 5.1



September 1, 1999


Beyond.Com Corporation
1195 West Fremont Avenue
Sunnyvale, California 94087


Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by Beyond.com Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission on September 1, 1999 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 3,750,000 shares of the Company's Common Stock, $0.001 par value (the "Shares"). The Shares are reserved for issuance pursuant to the Company's 1999 Stock Incentive Plan, 1999 Non-Qualified Stock Option Plan and 1999 Employee Stock Purchase Plan. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

         It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.




                                        Very truly yours,



                                        /s/ Morrison & Foerster LLP